November 1, 2005


Mail Stop 4561

Philip J. Myers
American Church Mortgage Company
10237 Yellow Circle Drive
Minnetonka, MN 55343

Re:	American Church Mortgage Company
	Form 10-K for the year ended December 31, 2004
	Filed March 31, 2005
      File No. 33-87570

Dear Mr. Myers:

      We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


      								Sincerely,



								Linda van Doorn
      Senior Assistant Chief Accountant



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Hewitt Associates, Inc.
December 28, 2004
Page 1